Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Staples, Inc. of our reports dated February 24, 2015 relating to the consolidated financial statements and financial statement schedule of Office Depot, Inc. and subsidiaries and the effectiveness of Office Depot, Inc. and subsidiaries’ internal control over financial reporting, included in the Annual Report on Form 10-K of Office Depot, Inc. and subsidiaries for the fiscal year ended December 27, 2014 and reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

March 20, 2015